SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  September 18, 2006

Commission file number 001-32511

IHS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	13-3769440
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

15 Inverness Way East

Englewood, CO 80112

(Address of Principal Executive Offices)

(303) 790-0600

(Registrant’s telephone number, including area code)

Former name or former address, if changes since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement; Item 5.02.  Appointment of Principal Officers.

Jerre. L. Stead

On September 18, 2006, the IHS Inc. Board of Directors appointed Jerre. L. Stead as Chief Executive Officer (CEO) in addition to his existing responsibilities as executive Chairman of the Board.   The appointment, effective as of September 20, 2006, coincides with the retirement of Charles A. Picasso as President, Chief Executive Officer, and director (see below).   Mr. Stead, 63, has served as executive chairman of IHS since December 1, 2000.

In connection with this assumption of additional duties, our board approved an employment arrangement (the “Arrangement”) with Mr. Stead, effective September 20, 2006.

Base salary and bonus opportunity.    Under the Arrangement, Mr. Stead will receive a base salary of $750,000 and will be eligible for a target annual bonus opportunity of 90% of his base salary.

Equity compensation.    In January 2007, Mr. Stead will receive grants of 180,000 performance-based restricted stock units (“RSUs”) and 60,000 stock options to purchase our Class A common stock (“Options”).  The RSUs will be separated into three equal tranches with respect to three annual performance periods, beginning with fiscal year 2007.  The Options will vest pro rata over a three-year period.

Item 1.01.  Entry into a Material Definitive Agreement; Item 1.02.  Termination of a Material Definitive Agreement; Item 5.02  Departure of Directors or Principal Officers.

Charles A. Picasso

Effective as of September 20, 2006, Charles A. Picasso retired from service as President, CEO, and member of the board of directors of IHS.  We have entered into a retirement agreement (“Retirement Agreement”) with Mr. Picasso pursuant to which we have mutually agreed to terminate his existing employment agreement.  Mr. Picasso has agreed to continue as our employee until November 30, 2006.

          Base salary, bonus and employee plan participation.    Under the Retirement Agreement, Mr. Picasso will continue to receive his current base salary through November 30, 2006.  He will be entitled to an annual bonus payment for the 2006 fiscal year, in accordance with our annual incentive plan.  In connection therewith, the personal objectives portion of Mr. Picasso’s annual bonus will be paid at the maximum performance level.

         Mr. Picasso has agreed to make himself available to perform consulting services for us from December 1, 2006 through May 31, 2008 and will continue to participate in our medical, dental and vision plans during such period.   Mr. Picasso will be paid for such consulting services in an amount of $48,333 per month.   Mr. Picasso will be paid the sum of $50,000 in lieu of outplacement services that would otherwise have been provided to him.

  Mr. Picasso will be credited with two additional years for the purposes of the age and service requirements of the retirement income plan and the supplemental income plan.  Mr. Picasso’s pension under the retirement income plan and the supplemental income plan will be payable in accordance with the terms of such plans.   The aggregate amount under both plans is approximately $2,389,107 and is payable as a lump sum.

          Equity compensation.     Under the terms of the Retirement Agreement, Mr. Picasso vested in 250,000 of his unvested shares of our Class A common stock on September 20, 2006.   All additional unvested restricted stock awards were cancelled.

          Release.  Pursuant to the Retirement Agreement, Mr. Picasso has released and discharged us and any of our successors from all claims, demands, and actions of any nature, and we have generally released and discharged him.

          Covenants.    The Retirement Agreement also provides that Mr. Picasso will continue to be bound by specific covenants contained in his employment agreement.  These covenants relate to confidentiality, non-competition and non-solicitation of employees.  In addition, Mr. Picasso agreed not to make any disparaging remarks or comments regarding us, and we agreed that our directors and senior executives will not make any disparaging remarks or comments regarding him.

          In our fourth fiscal quarter, we expect to incur a charge of approximately $7.5 million, primarily related to accelerated recognition of unrecognized prior service costs under our retirement benefit plans, compensation expense related to the accelerated vesting of stock-based compensation, and other payments, all pursuant to Mr. Picasso’s Retirement Agreement.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS

           (d) Exhibits

                                 99.1           Media release dated September 21, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IHS INC.

Date:	September 21, 2006	By:	/s/ Michael J. Sullivan
			Name:	Michael J. Sullivan
			Title:	Chief Financial Officer